Exhibit 10.2

STERLING MINING COMPANY

Sunshine Mine

October 18, 2003

“Equipment Purchase Agreement”

It is hereby agreed, that Sterling Mining Company will pay to ARl the sum of $396,000US, in consideration for all mine equipment as specified in Exhibit 2 of this agreement (with the exception of the Austin Crane). This sum will be paid in six monthly installments of $66,000US.

•	Installment #1 was paid to ARI on October 17, 2003.

•	This agreement includes additional equipment, beyond the scope of the list negotiated between Demotte and Mori in Reno, Nevada. These additions are specified in Exhibit 2 of this agreement.

•	Sterling Mining Company agrees to the terms as presented by ARI in the letter of October 9, 2003 (see Exhibit 1).

•	Sterling Mining Company agrees to extend the date for removal of remaining ARI property to January 15, 2004.

•	As noted in the second paragraph of Item l of Exhibit l, the value of the additional equipment is equal to 213 of the pre-agreed payment. Hence; Sterling retains a $22,000 credit within the payment structure. This credit is nearly equal to the offer of $20,000.00 extended for purchase of all remaining ARI warehouse inventories (see final note in Exhibit 2). Further, Sterling assumes ARI has agreed to this figure as the purchase price for any remaining warehouse inventories on the Sunshine Mine site after the deft of January 15, 2004.

Exhibit 1

Subj:	Re: equipment
Date:	10/9/03 12:19:04 AM Mountain Daylight Time
From:	andy@grundman.net
To:	Kshiell@aol.com

Sent from the Internet (Details)

Kevin:

I hope that this email finds you in- rood spirits. Hearing the genset spinning on Saturday, and the subsequent news that you have made it to 3700 level is extremely promising. Congratulations on overcoming at least the initial obstacles on what will be an extremely large undertaking!!

I have been instructed by Ray to forward the following documents to you for your consideration.

Follows is the text of the letter transmitted to Ray regarding the sales agreement. The document is drafted in WordPerfect, so I have cut & pasted the agreement.

VIA FAX TO (208) 676-1629

Ray DeMotte

STERLING MINING COMPANY

411 Couer d’Alene Avenue, Suite 1-A

Couer d’Alene, Idaho 83814

RE:	Revised List and Terms of equipment Sale; Letter as Agreement

Dear Mr. DeMotte:

Following my meeting with Sterling employees at the Sunshine Mine on October 4, 2003, we reviewed the equipment subject to the proposed sale. This letter may be considered the agreement between ARI and Sterling Mining that covers the sale of these equipment.

1. The sales price for the equipment will be $396,000.00 U.S. this price is derived from the price negotiated at the Reno meeting plus the additional equipment/credit allowance provided for in my letter to Ray Demotte of October 6, 2003. As discussed in that letter, the additional equipment requested would be added to the list (with the exception of the Austin Crane), and this would provide a slight credit balance in Sterling’s favor. This would allow additional equipment to be added to the list without having to renegotiate a payment schedule.

The reason for incorporating the additional month of payments is primarily because the valuation of the additional equipment, combined with the additional 5-ton and 1-1/2 ton loci places the additional value at approximately 2/3 of the pre-agreed payment. Additionally, the consumption of $2500 to $3000 worth of solvent used to clean the hoist “genset” will be incorporated into this agreement, negating an additional invoice for the material. Accordingly, it appears extremely likely that over the next several months that Sterling will require additional parts and materials not included in this purchase agreement.

2. As we discussed in the October 6, 2003 letter, Sterling will be permitted to in corporate additional items into the purchase, but any item on the list, or subsequently added by Sterling would not be removable. Additionally, this equipment and materials is subject to ARI’s standard policy of “as is, where is.”

3. As mentioned above, the addition of two locis is covered under this agreement. As also mentioned above, the Austin Crane will remain ARI’s property, but Sterling will be provided use of the crane as necessary whenever the crane is available. Additionally, SPMI will be allowed use of a suitable forklift as necessary. Cooperation between SPMI, ARI, and SMC is mutually understood to be in the best interest of all companies.

4. With the above-noted exceptions, the Offer from SMC dated October 5, 2003 will be the primary exhibit to this agreement. The one differentiation from the offer is that the 60 days provided for removal of remaining ARI property will be extended until January 15, 2004, and will be understood that inclement weather or snow conditions will permit this period to be extended.

It is extremely exciting to see the progress made at the mine by Sterling’s directors and employees. On behalf of both SPMI and ARI, I would like to express our distinct approval of the success thus far, and wish for continued success in the rehabilitation and operation of the famous Sunshine Mine.

Sincerely,

ANDREW GRUNDMAN
General Manager
Sunshine Mining Company

Exhibit 1

STERLING MINING COMPANY

Sunshine Equipment Offer

October 5, 2003

Miscellaneous	1	600 Rotary Compressor	10,000	Orig. Purchase

Miscellaneous	1	Diesel Forklift w/paperhead	18,000	Orig. Purchase

Miscellaneous	1	Gas Forklift w/paperhead	5,000	Orig. Purchase

Lower Yard	2	12B Muckers	4,000	Orig. Purchase

Lower Yard	1	Tugger	800	Orig. Purchase

Lower Yard	4	1/2-Ton Motors	24,000	Orig. Purchase

Lower Yard	1	Jumbo	30,000	Orig. Purchase

Lay Down Yard	4	Air Operated Gates/Cons Bin	24,000	Orig. Purchase

Lay Down Yard	5	60-Ton Coolers	10,000	Orig. Purchase

Lay Down Yard	1	New Pan Feeder	15,000	Orig. Purchase

Fab Shop	1	M8 Pump	300	Orig. Purchase

Fab Shop	2	Wire Feed Welders	3,000	Orig. Purchase

Fab Shop	1	Electric Forklift	20,000	Orig. Purchase

Fab Shop	1	Generator Set	500	Orig. Purchase

Fab Shop	1	Welder	1,000	Orig. Purchase

Fab Shop	8	Air Hoist	8,000	Orig. Purchase

Fab Shop	1	1/2-Ton Motor	6,000	Orig. Purchase

Fab Shop	1	Charger	500	Orig. Purchase

DD Core Shed	4	22 Muckers	40,000	Orig. Purchase

DD Core Shed	1	12B Mucker	2,000	Orig. Purchase

Pipe Yard	1	LM56 Mucker	8,000	Orig. Purchase

Carp/Oil Room	1	Sump Pumps	3,000	Orig. Purchase

Carp/Oil Room	2	20HP Sump Pumps	8,000	Orig. Purchase

Carp/Oil Room	2	10HP Sump Pump	3,000	Orig. Purchase

Carp/Oil Room	6	30HP Slushers	21,000	Orig. Purchase

Carp/Oil Room	2	Charger	1,000	Orig. Purchase

Saw Mill/Hoist	1	Large Tugger	1,500	Orig. Purchase

Saw Mill/Hoist	5	30HP Pumps	9,000	Orig. Purchase

Sand Tank	6	Small Air Pumps	1,200	Orig. Purchase

Sand Tank	6	M15 Pumps	2,400	Orig. Purchase

Sand Tank	1	3HP Flygt Pump	1,500	Orig. Purchase

Sand Tank	7	6-Ton Motors	42,000	Orig. Purchase

Sand Tank	2	5-Ton Motors	10,000	Orig. Purchase

Sand Tank	3	6-Ton Motor	36,000	Orig. Purchase

Warehouse	1	Rebuilt Controller	7,000	Orig. Purchase

Sand Tank	3	Chargers	3,000	Orig. Purchase

Sand Tank	1	HUL Tugger	1,500	Orig. Purchase

Saw Mill/Hoist	5	Chargers	5,000	Orig. Purchase

Saw Mill/Hoist	1	1-Ton OH Hoist	400	Orig. Purchase

Car Shop	1	Kabota Tractor	2,000	Orig. Purchase

Car Shop	1	Lg Pipe Machine	2,000	Orig. Purchase

Car Shop	1	Small OH Hoist	500	Orig. Purchase

Car Shop	1	5-Ton OH Hoist and Trolley	5,000	Orig. Purchase

Car Shop	1	Hydraulic Press Welder	1,000	Orig. Purchase

Oil Room	1	15HP Joy Air Slusher w/Bucket	4,000	Orig. Purchase

Oil Room	5	30HP Slushers	3,500	Orig. Purchase

Oil Room	1	Shot Crete Machine	1,500	Orig. Purchase

Oil Room	1	Charger	1,000	Orig. Purchase

Fab Shop	1	1-Ton OH Hoist	400	Orig. Purchase

Mechanic Shop	2	Lathe	5,000	Orig. Purchase

Mechanic Shop	Lot	Tools for Lathe	2,000	Orig. Purchase

Mechanic Shop	1	Pressure Washer	1,500	Orig. Purchase

EQUIPMENT ADDITIONS

Timber Yard	1	Austin Crane	8,000	5,000

Timber Yard	Lot	Jewel Shaft Timber		3,000

	1	300HP Borehole Fan		0 (Part of Operation)

	1	200HP 37 Level Fan		0 (Part of Operation)

Fab Shop	1	Hobart 400 Welder		500

Carp/Oil Room	2	110 gal. Fuel Trucks		400

Carp/Oil Room	8	Timber Trucks		2,000

Hoist Room	1	30KW Gen Set		5,000

Core Shed Yard	Lot	12ft Pump Column and Shaft Pipe		2,950

Sand Tank	1	Clam Mucker	1,500	750

	6	Serumie Pumps		12,000

	12	Vent Fans		8,400

	4	Jumbo Tires		0 (Incl. w/Jumbo)

6 Door Building/ Core Shed	All	Vent Fans Except New 440 Volt Fan		0 (Part of Operation)

•	Warehouse Basement

SMC retains full inventory with the exception of all electrical, cables which will become property of ARI.

•	Warehouse Main Floor

SMC retains all parts for fixed infrastructure and 50% of bearing inventory, as well as 50% of conventional mining equipment parts inventory. ARI is awarded all bolt inventory and threaded pipe inventory.

•	Warehouse Upper Floor

SMC retains all parts relating to hoists, hoist controls and fixed infrastructure. SMC retains 50% of loci parts inventory. ARI is awarded 50% of the loci parts inventory and all of the common electrical hardware and grinding wheels.

•	LOCI CAR SHOP

SMC retains 50% inventory and all shop machines and tools except for two small pipe fitting machines and bronze bar/mild steel stock. ARI receives 50% of parts inventory, two small pipe fitting machines and all bronze bar/mild steel stock.

NOTE:

All inventory belonging to ARI must be removed from Sunshine mine site within 60 days of the signing of this agreement, however as a second option SMC will offer to pay an additional $20,000 as payment in full for any remaining ARI inventories. In the event ARI experiences a shortage of available storage space, SMC agrees to make available storage space in the six-stall building near the core shed for a period of 6 months from the signing of this agreement. SMC further agrees to provide two employees, for not more than 30 working days per employee, for a total of 480 man hours, to assist ARI in removal of merchandise from the site.

Signature Page

This document is the complete and final agreement relating to the sale of equipment at the Sunshine mine.

STERLING MINING COMPANY

Representative `	/s/	Date October 15, 2003

AMERICAN RECLAMATION, INC.

Representative `	/s/	Date 10-23-03